Exhibit 99.1

Dec. 4, 2006

FOR IMMEDIATE RELEASE

Contacts:
Bob Denham	Jeff Nichols
Senior Vice President	Vice President
Public Relations	Public Relations
(910) 914-9073	(336) 733-1472

BB&T names two to its Executive Management team

           WINSTON-SALEM, N.C. – As part of a long-term plan to add younger executives to its top leadership group, BB&T Corporation (NYSE: BBT) today named two new members to its Executive Management team.

          Donna Goodrich, manager of Deposit Services, and Clarke R. Starnes III, manager of Specialized Lending, will join nine current members on the executive team, which sets policy and direction for the corporation.

          “Both Donna and Clarke are independent thinkers who make rational, objective decisions based on the facts,” said BB&T Chairman and Chief Executive Officer John Allison. “They are proven leaders who will further strengthen our Executive Management team and our company for the long term.

          “Along with the rest of our management team, Donna and Clarke will provide the necessary leadership to compete – and remain independent – in a rapidly changing industry.”

          As manager of Winston-Salem-based Deposit Services, Goodrich, 43, is responsible for management and development of retail and commercial deposit products as well as deposit compliance and operations.

          “This is an exciting opportunity to be part of the BB&T management team that will continue to guide the organization as we work to help each of our clients achieve their financial goals,” she said.

MORE

          A Richmond, Va., native, Goodrich joined BB&T in 1985. After graduating from BB&T’s Leadership Development Program, she served as a retail services officer, financial center manager, mergers and acquisitions analyst, asset/liability management specialist and deposits and corporate funding manager.

          She serves on several BB&T committees, including the Market Risk and Liquidity committee, and served on the board of directors of the Federal Home Loan Bank of Atlanta from June 2004 to December 2005.

          Goodrich earned her bachelor’s degree from the University of Virginia’s McIntire School of Commerce. She is actively involved in the youth program at Center Grove Baptist Church in Clemmons, N.C.

          As manager of BB&T’s Winston-Salem-based Specialized Lending Group, Starnes, 47, heads up a group of 10 subsidiary corporations, affiliates and divisions of BB&T that provide non-traditional lending products and services.

          “I’m grateful to have a role in setting policy and direction for our organization as we face the many industry and global challenges of the future,” he said.

          The Gastonia, N.C., native joined BB&T in 1982. After graduating from BB&T’s Leadership Development Program, he managed BB&T’s loan officer development program and credit analyst department. He later served as a business services manager, regional senior credit officer, regional loan administrator for corporate accounts, and direct retail lending risk manager.

          Starnes is a member of the national Risk Management Association. He is also a board committee chairman and a former director of Consumer Credit Counseling Services of Forsyth County (N.C.) He is a deacon at Hope Presbyterian Church in Winston-Salem.

          Starnes earned his bachelor’s degree in business administration from the University of North Carolina at Chapel Hill. He is a graduate of the ABA Stonier Graduate School of Banking at the University of Delaware.

          BB&T’s other Executive Management team members include Allison, Chief Operating Officer Kelly King, Banking Network Manager Ricky Brown, Chief Credit Officer Ken Chalk, Electronic Delivery Systems Manager Barbara Duck, Risk Management & Administrative Services Manager Rob Greene, Chief Financial Officer Chris Henson, Chief Marketing Officer Steve Wiggs and Operations Division Manager Leon Wilson.

          BB&T last added members to its executive management team in July 2004 when Brown and Henson joined. Duck and Wiggs joined a year earlier.

MORE

          “BB&T certainly has excellent depth on the management team, a great combination of long-time members and newer ones,” Allison said. “This is a group with the intellectual insight, moral character and proven experience to lead BB&T into the future.”

          Winston-Salem, N.C.-based BB&T Corporation and its subsidiaries offer full-service commercial and retail banking and additional financial services such as insurance, investments, retail brokerage, corporate finance, payment services, international banking, leasing and trust.

          BB&T operates more than 1,450 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C.

          With $118.5 billion in assets, BB&T Corporation is the nation’s 11th largest financial holding company. More information about the company is available at www.BBT.com.

###